EXHIBIT A

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached, and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: January 12, 2018	MARIPOSA ACQUISITION II, LLC

	By:	/s/ Martin E. Franklin
	Name:	Martin E. Franklin
	Title:	Manager

MARTIN E. REVOCABLE TRUST

	By:	/s/ Martin E. Franklin
Martin E. Franklin, as settlor and trustee of the Martin E. Franklin Revocable Trust

/s/ Martin E. Franklin
Martin E. Franklin